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                                                                    EXHIBIT 99.2

October 15, 2002


                    SUPPLEMENTAL SEPTEMBER 2002 QUARTER DATA


To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's September 2002 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. ET today) and in the earnings release. September quarter revenue performance will be discussed in the conference call.

SEPTEMBER 2002 QUARTER VS. SEPTEMBER 2001 QUARTER

- Operating expenses, excluding unusual items, decreased 4% to $3.6 billion on a 2% decrease in capacity. Total operating expenses for the quarter increased 4% to $3.8 billion.

-        Excluding unusual items, Delta's total unit cost decreased 1.3% to
         9.81 cents from 9.94 cents and fuel price neutralized unit costs decreased 1.6% to 9.78 cents from 9.94 cents.

- Salaries and related expense increased 1% reflecting staffing reductions implemented in the December 2001 quarter which were offset by both increased pension expense, as well as decreased costs during the September 2001 quarter resulting from the Comair pilot strike.

- Aircraft fuel expense decreased 1% due primarily to a decline in total consumption offset partially by an increase in fuel prices. Delta's average fuel price per gallon, including hedge proceeds, increased 2% to 71.33 cents from 69.63 cents. Total gallons consumed fell 3% primarily due to capacity reductions.

- Depreciation and amortization decreased 9% due to a lower asset base in the current year and the effects of a new accounting pronouncement requiring no amortization to be recorded for goodwill.

- Contracted services expense increased 3% due to an increase in security costs.

- Landing fees and other rents increased 8% due primarily to increased landing fee rates as well as decreased costs during the September 2001 quarter resulting from the Comair pilot strike.

- Aircraft maintenance materials and outside repairs decreased 16% due primarily to reduced maintenance volume and materials consumption.

- Aircraft rent decreased 4% due mainly to a decrease in the number of leased aircraft resulting from our fleet simplification efforts.

- Other selling expenses decreased 7% due primarily to booking fee costs resulting from lower revenue volume as well as reduced advertising and promotion spending, partially offset by increased rates related to credit card charges.

- Passenger commissions declined by 47% primarily due to the change in our commission rate structure.

- Passenger service expense decreased 23% due primarily to meal service changes and lower traffic volumes.

- Other expense decreased 1% primarily due to decreases in interrupted trip expenses, property taxes and general supply and utility costs, partially offset by an increase in war risk insurance.

- Interest expense increased $39 million as a result of higher levels of debt outstanding, while interest income decreased $12 million due to lower interest rates.

- Miscellaneous income increased $17 million primarily due to increased income from Delta's equity investment in Worldspan and higher losses in the September 2001 quarter resulting from our investment in Orbitz.


Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.


Gail Grimmett